TDA – AMERI METRO INTERNAL SIDE AGREEMENT

WHEREAS, the TDA – Ameri Metro Collaboration Agreement ("Agreement") was executed by and between the Parties on the date of January 22, 2022; and

WHEREAS, the TDA – Ameri Metro Collaboration Agreement Addendum ("Addendum") was executed by and between the Parties on the date of February 15, 2022; and

WHEREAS, the Parties agree that the anticipated timeline for first funding for the Collaboration, one or more of its projects and/or for an agreed upon disbursement to the Parties, shall occur no more than One Hundred (120) Days from the Effective Date of the Addendum thereto;

WHEREAS, the Parties wish to enter into this Internal Side Agreement ("ISA") and to agree to abide by the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the agreements herein contained, the Parties hereby agree as follows:

1. The Parties to this ISA hereby expressly agree that the above-stated pre-amble clauses shall be incorporated into this ISA, as more fully agreed to by and between the Parties and shall be included herein and made a part hereof.

2. The Parties hereby agree that the anticipated timeline for first funding for the Collaboration, one or more of its projects and/or for an agreed upon disbursement to the Parties, shall be One Hundred (120) Days from the Effective Date of the Addendum thereto.

3. The Parties hereby further agree that, should first funding not occur within the 120 Day period after the Effective Date of the Addendum thereof, the Addendum and the Agreement it is attached to, shall be revisited by the Parties at that time.

4. This ISA shall commence on the date of signing, and execution hereof, which shall be the Effective Date herein.

5. This ISA shall constitute the entire understanding of the Parties hereof and cannot be changed, modified and/or terminated without the express, written and mutual consent of the Parties.

6. This ISA may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same Agreement.

7. It is hereby agreed that both an electronically mailed (email) copy as well as a facsimile copy of this ISA shall be valid, binding, legal and enforceable as if it were an original.

8. Each Party to this ISA hereby expressly agrees that any disagreement of any kind that cannot be settled by and between the Parties, shall be submitted to binding arbitration in the State of Wyoming, in accordance with the rules of arbitration in the State of Wyoming and of the American Arbitration Association.

IN WITNESS WHEREOF, the Parties have caused this ISA to be executed by their duly authorized representatives on the respective dates set forth below.

Dated: February 15, 2022

TDA Global Systems, LLC

DocuSigned by:
Todd Owen
EEF0F88A8E5F4F2...

By: Todd Owen
C.E.O.

DocuSigned by:
AF509B57211042E...

By: Todd Reynold
Witness

Ameri Metro Infrastructure Cryptocurrency, Inc.

DocuSigned by:
997DA1C2845D4C4...

By: Shah Mathias
C.E.O.

DocuSigned by:
7B8FB3F141C7465...

By: Rosemary Hennessy
Witness